UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2019

Universal Logistics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-51142	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12755 E. Nine Mile Road, Warren, Michigan

(Address of principal executive offices)

48089

(Zip Code)

(586) 920-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ULH	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01 Other Events.

As previously disclosed, a predecessor to a subsidiary of Universal Logistics Holdings, Inc. (the “Company”) has been a party to a legal proceeding captioned Denton v. UACL, et al. (the “Denton Litigation”). The Company resolved the Denton Litigation on September 24, 2019 (the “Final Denton Settlement”). Under the terms of the Final Denton Settlement, the Company has agreed to pay plaintiffs $36 million in cash, exclusive of amounts previously paid, based on an opinion issued by the Appellate Court of Illinois First Judicial District on September 24, 2019 affirming the trial court judgment. In connection with the matter, the Company had previously recorded an accrued liability of $18.2 million, net of insurance coverage and before advances made to plaintiffs. In September 2018, the Company paid plaintiffs $7.0 million in order to stay enforcement of the trial court judgment. Because of this payment, the Company recorded this amount as a reduction of its accrued liability. After the September 2018 payment and before entering into the Final Denton Settlement, the Company’s accrued liability was $11.2 million. In connection with the Final Denton Settlement, the Company expects to record in the third quarter of 2019 an additional pre-tax charge to net income of $24.8 million, and the Company expects to use its available cash and borrowings under its revolving credit facility to fund the cash payment. The Company’s participation in the Final Denton Settlement does not constitute an admission by the Company of any fault or liability, and the Company does not admit any fault or liability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Date: September 24, 2019	/s/ Steven Fitzpatrick
Steven Fitzpatrick
Secretary